Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 File No. 333-10840; Form S-8 File No. 333-12814; Form S-8 File No. 333-13186; Form S-8 File No. 333-91650; Form S-8 File No. 333-122128; S-8 File No. 333-137644; Form S-8 File No. 333-139688; Form S-8 File No. 333-148774;) pertaining to Optibase Ltd. of our report, dated June 26, 2008, for the year ended December 31, 2007, with respect to the consolidated financial statements of V.Box Communication Ltd., included in the Annual Report (Form 20-F) for the year ended December 31, 2008.

/s/ Brightman Almagor Zohar & Co.
Brightman Almagor Zohar & Co.
Certified Public Accountants
A member firm of Deloitte Touche Tohmatsu

June 29, 2009